Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	David M. Findlay
Executive Vice President-
Administration and
Chief Financial Officer
(574) 267-9197

LAKE CITY BANK REPORTS RECORD INCOME

21st Consecutive Year of Income Growth Achieved

Warsaw, Indiana (January 26, 2009) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported net income of $19.7 million for 2008 versus $19.2 million for 2007. “For the 21st consecutive year, Lake City Bank established a new record for net income. We are extremely proud of this performance in the face of the intense economic and industry challenges we faced during the year,” commented Michael L. Kubacki, Chairman, President and Chief Executive Officer.

Net income of $19.7 million for 2008 represented an increase of 3% versus $19.2 million for 2007. Diluted net income per share for the year was $1.58 versus $1.55 for 2007. The Company reported net income of $4.4 million for the fourth quarter of 2008, a decrease of 8% versus $4.8 million reported for the fourth quarter of 2007. Diluted net income per share for the quarter was $0.35 versus $0.40 for the comparable period of 2007. On a linked quarter basis, fourth quarter results compared to net income of $5.2 million, or $0.42 per diluted share, for the third quarter of 2008.

“Our business is not immune to the challenging conditions we are experiencing nationally and locally. As a result, we were impacted by higher loan losses during the year. Further, there is no question that our traditional commercial and industrial commercial borrowing base is undergoing a very stressful period, as reflected in our loan loss provision for the quarter and full year. Yet, we were able to conclude the year with gratifying results,” said Kubacki.

The Company also announced that the Board of Directors approved a cash dividend for the fourth quarter of $0.155 per share, payable on February 5, 2009 to shareholders of record as of January 25, 2009. The quarterly dividend represents an 11% increase over the quarterly dividends paid in 2007, and maintains the level of dividend paid for the third quarter of 2008.

Average total loans for the fourth quarter of 2008 were $1.77 billion versus $1.46 billion for the fourth quarter of 2007 and $1.69 billion for the linked third quarter of 2008. The year-over-year increase for the fourth quarter represented an increase of 21%, or $305 million. On a linked quarter basis, average loans increased by $82 million versus the third quarter of 2008. Total gross loans as of December 31, 2008 were $1.83 billion compared to $1.52 billion as of December 31, 2007 and $1.72 billion as of September 30, 2008.

“We are particularly proud of the fact that we are using our balance sheet to demonstrate our commitment to Lake City Bank’s clients. In the fourth quarter, we grew our loan portfolio by $116 million, or 7%, over the third quarter totals. There has been quite a bit of commentary during the past several months about the banking industry’s lack of commitment to expanding lending activity in 2008. Clearly, that is not the case with Lake City Bank, as we continued to maintain our historical lending standards while at the same time growing our loan portfolio to provide capital to our clients. Further, our participation in the Capital Purchase Program will bolster an already strong capital structure and balance sheet and provide us with the ability to continue to expand our lending activities in our Indiana footprint,” stated Kubacki.

The Company’s net interest margin was 3.14% in 2008 versus 3.22% in 2007. The net interest margin was 2.98% in the fourth quarter versus 3.14% in the comparable period of 2007 and 3.35% in the third quarter of 2008. The higher net interest margin in the third quarter of 2008 resulted primarily from the recognition of $1.2 million in interest income from the payoff of a loan that had been on nonaccrual. Excluding the impact of this event, the net interest margin would have been 3.12% for the third quarter. The decline in the net interest margin during the fourth quarter resulted primarily from the impact of the Federal Reserve Bank’s Federal Open Market Committee (FOMC) actions. During the quarter, the FOMC reduced the target federal funds rate from 2.00% to a range of 0% to 0.25% at the conclusion of the quarter. The target fed funds rate on January 1, 2008 was 4.25%, therefore the FOMC lowered the target rate by a range of 4.00% to 4.25% in seven separate actions during the year. This unprecedented activity contributed to the decline in the Company’s margin as the cost of deposits and borrowed funds did not decline as rapidly as loan revenue. The loan revenue decline resulted directly from variable rate loans, which are generally linked to the prime rate. The prime rate concluded the year at 3.25% versus 7.25% at December 31, 2007.

The previously noted loan growth led to an increase in average earning assets, which contributed to an increase in net interest income of 14%. Net interest income grew to $16.0 million in the fourth quarter of 2008 versus $14.1 million in the fourth quarter of 2007. The Company’s provision for loan losses increased by $1.3 million, or 120%, to $2.3 million for the fourth quarter of 2008 versus $1.1 million in the same period of 2007. In the third quarter of 2008, the provision was $3.7 million. The provision increases in 2008 were primarily driven by a higher level of charge offs, strong loan growth and the overall weaker economic conditions in the Company’s markets.

The Company's noninterest expense was $12.6 million for the fourth quarter of 2008 compared to $11.4 million for the same period in 2007, an increase of 10%. This increase was driven primarily by increased regulatory expenses, as well as increases in payroll and benefit expenses. Other expense increased by $611,000, or 24%, in the quarter driven primarily by higher regulatory expenses of $508,000 due to the Company’s resumption of regular FDIC insurance premiums. Salaries and employee benefits increased by $258,000, or 4%, when compared to the same period in 2007 as a result of a combination of increases in health insurance and performance-based incentive expense, staff additions in administrative and commercial lending positions, normal merit increases and new office staff costs. The Company's efficiency ratio for the fourth quarter of 2008 was 59%, consistent with the same period in 2007. For the full year, the efficiency ratio was 55% versus 57% in 2007.

Net charge-offs totaled $1.6 million in the fourth quarter of 2008, versus $327,000 during the fourth quarter of 2007 and $3.6 million during the third quarter of 2008. Lakeland Financial’s allowance for loan losses as of December 31, 2008 was $18.9 million, compared to $15.8 million as of December 31, 2007 and $18.1 million as of September 30, 2008. Nonperforming assets totaled $22.4 million as of December 31, 2008 compared to $21.1 million as of September 30, 2008 and $9.9 million on December 31, 2007. The ratio of nonperforming assets to assets was 0.94% on both December 31, 2008 and September 30, 2008, compared to 0.50% at December 31, 2007. The allowance for loan losses represented 89% of nonperforming loans as of December 31, 2008 versus 90% at September 30, 2008 and 212% at December 30, 2007.

For the three months ended December 31, 2008, Lakeland Financial’s average equity to average assets ratio was 6.56% compared to 6.88% for the third quarter of 2008 and 7.47% for the fourth quarter of 2007. Average stockholders' equity for the quarter ended December 31, 2008 was $151.3 million versus $152.0 million for the third quarter of 2008 and $143.9 million for the fourth quarter of 2007. Average total deposits for the quarter ended December 31, 2008 were $1.84 billion versus $1.64 billion for the third quarter of 2008 and $1.52 billion for the fourth quarter of 2007. Earnings for the year ended December 31, 2008 were positively impacted by the pre-tax benefit of $642,000, or $382,000 after tax, realized from the first quarter initial public offering of Visa, Inc. common shares. Excluding the effect of the Visa transaction, net income for the year would have been $19.3 million and diluted earnings per share would have been $1.55.

Lakeland Financial Corporation is a $2.4 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Northern Indiana with 43 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley. The Company also has a Loan Production Office in Indianapolis, Indiana.

Lakeland Financial Corporation may be accessed on its home page at www.lakecitybank.com. The Company’s common stock is traded on the Nasdaq Global Select Market under “LKFN”. Market makers in Lakeland Financial Corporation common shares include Automated Trading Desk Financial Services, LLC, B-Trade Services, LLC, Citadel Derivatives Group, LLC, Citigroup Global Markets Holdings, Inc., Domestic Securities, Inc., E*TRADE Capital Markets LLC, FTN Financial Securities Corp., FTN Midwest Securities Corp., Goldman Sachs & Company, Howe Barnes Hoefer & Arnett, Inc., Keefe, Bruyette & Woods, Inc., Knight Equity Markets, L.P., Lehman Brothers Inc., Morgan Stanley & Co., Inc., Stifel Nicolaus & Company, Inc., Susquehanna Capital Group and UBS Securities LLC.

In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. Lakeland Financial believes that providing non-GAAP financial measures provides investors with information useful to understanding Lakeland Financial’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common stockholders’ equity” excluding intangible assets, net of deferred tax. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables where the non-GAAP measure is presented.

Visa Initial Public Offering Adjustments

Lake City Bank, as a member bank of Visa U.S.A. Inc., holds shares of restricted common stock in Visa. In connection with Visa's initial public offering in March 2008, a portion of our Visa shares were redeemed pursuant to a mandatory redemption. The after-tax benefit to the year-to-date net income from these Visa adjustments totaled $382,000, or $0.03 per diluted common share. This adjustment represents the net impact of the gain from the proceeds of the sale of these shares and the Company’s portion of the settlement expenses related to litigation involving Visa, which Lake City Bank was subject to as a member bank. Lake City Bank’s remaining shares of Visa stock are recorded at their original cost basis of zero. These shares have restrictions as to their sale or transfer and the ultimate realization of their value is subject to future adjustments based on the resolution of outstanding indemnified litigation.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on form 10-K.

LAKELAND FINANCIAL CORPORATION

FOURTH QUARTER 2008 FINANCIAL HIGHLIGHTS

(Unaudited – Dollars in thousands except share and Per Share Data)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec.31,
	2008	2008	2007	2008	2007
END OF PERIOD BALANCES
Assets	$ 2,376,967	$ 2,254,471	$ 1,989,133	$ 2,376,967	$ 1,989,133
Deposits	1,885,299	1,707,930	1,478,918	1,885,299	1,478,918
Loans	1,833,334	1,717,345	1,523,720	1,833,334	1,523,720
Allowance for Loan Losses	18,860	18,124	15,801	18,860	15,801
Common Stockholders’ Equity	150,582	153,358	146,270	150,582	146,270
Tangible Equity	146,304	148,984	141,619	146,304	141,619
AVERAGE BALANCES
Total Assets	$ 2,305,789	$ 2,208,067	$ 1,927,172	$ 2,170,673	$ 1,839,041
Earning Assets	2,175,121	2,085,042	1,811,630	2,047,783	1,729,259
Investments	384,096	389,817	325,226	368,578	306,293
Loans	1,767,818	1,685,963	1,463,085	1,665,024	1,404,068
Total Deposits	1,839,717	1,641,525	1,520,201	1,637,794	1,476,725
Interest Bearing Deposits	1,618,173	1,420,367	1,287,356	1,418,032	1,250,241
Interest Bearing Liabilities	1,916,463	1,817,981	1,532,760	1,782,714	1,458,556
Common Stockholders’ Equity	151,293	151,992	143,948	151,062	137,767
INCOME STATEMENT DATA
Net Interest Income	$ 15,992	$ 17,272	$ 14,058	$ 63,268	$ 54,556
Net Interest Income-Fully Tax Equivalent	16,271	17,549	14,340	64,419	55,597
Provision for Loan Losses	2,323	3,710	1,054	10,207	4,298
Noninterest Income	5,385	6,202	5,201	23,328	20,242
Noninterest Expense	12,550	11,942	11,369	47,481	42,923
Net Income	4,433	5,225	4,824	19,701	19,211
PER SHARE DATA
Basic Net Income Per Common Share	$ 0.36	$ 0.43	$ 0.40	$ 1.61	$ 1.58
Diluted Net Income Per Common Share	0.35	0.42	0.40	1.58	1.55
Cash Dividends Declared Per Common Share	0.155	0.155	0.14	0.605	0.545
Book Value Per Common Share (equity per share issued)	12.17	12.47	11.98	12.17	11.98
Market Value – High	24.10	30.09	25.00	30.09	25.98
Market Value – Low	14.93	18.52	18.25	14.93	18.25
Basic Weighted Average Common Shares Outstanding	12,318,204	12,290,055	12,206,210	12,271,927	12,188,594
Diluted Weighted Average Common Shares Outstanding	12,476,884	12,468,446	12,420,827	12,459,802	12,424,137
KEY RATIOS
Return on Average Assets	0.76%	0.94%	0.99%	0.91%	1.04%
Return on Average Common Stockholders’ Equity	11.65	13.68	13.30	13.04	13.94
Efficiency (Noninterest Expense / Net Interest Income
plus Noninterest Income)	58.71	50.88	59.03	54.83	57.01
Average Equity to Average Assets	6.56	6.88	7.47	6.96	7.49
Net Interest Margin	2.98	3.35	3.14	3.14	3.22
Net Charge Offs to Average Loans	0.36	0.85	0.09	0.43	0.21
Loan Loss Reserve to Loans	1.03	1.06	1.04	1.03	1.04
Nonperforming Loans to Loans	1.16	1.18	0.49	1.16	0.49
Nonperforming Assets to Assets	0.94	0.94	0.50	0.94	0.50
Tier 1 Leverage	8.10	8.30	8.93	8.10	8.93
Tier 1 Risk-Based Capital	9.27	9.79	10.54	9.27	10.54
Total Capital	10.20	10.76	11.51	10.20	11.51
Tangible Capital	6.17	6.62	7.14	6.17	7.14
ASSET QUALITY
Loans Past Due 90 Days or More	$ 478	$ 1,669	$ 409	$ 478	$ 409
Non-accrual Loans	20,810	18,516	7,039	20,810	7,039
Nonperforming Loans	21,288	20,185	7,448	21,288	7,448
Other Real Estate Owned	953	879	2,387	953	2,387
Other Nonperforming Assets	150	30	24	150	24
Total Nonperforming Assets	22,391	21,094	9,859	22,391	9,859
Impaired Loans	20,304	19,464	6,748	20,304	6,748
Net Charge Offs/(Recoveries)	1,587	3,600	327	7,148	2,960

LAKELAND FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

As of December 31, 2008 and 2007

(in thousands, except share data)

	December 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Cash and due from banks	$ 57,149	$ 56,278
Short-term investments	6,858	11,413
Total cash and cash equivalents	64,007	67,691

Securities available for sale (carried at fair value)	387,030	327,757
Real estate mortgage loans held for sale	401	537

Loans, net of allowance for loan losses of $18,860 and $15,801	1,814,474	1,507,919

Land, premises and equipment, net	30,519	27,525
Bank owned life insurance	33,966	21,543
Accrued income receivable	8,599	9,126
Goodwill	4,970	4,970
Other intangible assets	413	619
Other assets	32,588	21,446
Total assets	$ 2,376,967	$ 1,989,133

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Noninterest bearing deposits	$ 230,716	$ 255,348
Interest bearing deposits	1,654,583	1,223,570
Total deposits	1,885,299	1,478,918

Short-term borrowings
Federal funds purchased	19,000	70,010
Securities sold under agreements to repurchase	137,769	154,913
U.S. Treasury demand notes	840	1,242
Other short-term borrowings	45,000	90,000
Total short-term borrowings	202,609	316,165

Accrued expenses payable	15,983	15,497
Other liabilities	1,523	1,311
Long-term borrowings	90,043	44
Subordinated debentures	30,928	30,928
Total liabilities	2,226,385	1,842,863

STOCKHOLDERS' EQUITY
Common stock: 180,000,000 shares authorized, no par value
12,373,080 shares issued and 12,266,849 outstanding as of December 31, 2008
12,207,723 shares issued and 12,111,703 outstanding as of December 31, 2007	1,453	1,453
Additional paid-in capital	20,632	18,078
Retained earnings	141,371	129,090
Accumulated other comprehensive loss	(11,322)	(1,010)
Treasury stock, at cost (2008 - 106,231 shares, 2007 - 96,020 shares)	(1,552)	(1,341)
Total stockholders' equity	150,582	146,270
Total liabilities and stockholders' equity	$ 2,376,967	$ 1,989,133

LAKELAND FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

For the Three Months and Twelve Months Ended December 31, 2008 and 2007

(in thousands except for share and per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
NET INTEREST INCOME
Interest and fees on loans
Taxable	$ 23,865	$ 26,217	$ 99,538	$ 102,840
Tax exempt	26	27	113	137
Interest and dividends on securities
Taxable	4,409	3,225	16,202	11,591
Tax exempt	591	636	2,411	2,474
Interest on short-term investments	23	260	220	931
Total interest income	28,914	30,365	118,484	117,973

Interest on deposits	10,988	13,543	44,580	53,614
Interest on borrowings
Short-term	456	2,109	5,620	7,239
Long-term	1,478	655	5,016	2,564
Total interest expense	12,922	16,307	55,216	63,417

NET INTEREST INCOME	15,992	14,058	63,268	54,556

Provision for loan losses	2,323	1,054	10,207	4,298

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	13,669	13,004	53,061	50,258

NONINTEREST INCOME
Wealth advisory fees	737	836	3,278	3,142
Investment brokerage fees	393	346	1,872	1,491
Service charges on deposit accounts	2,248	1,883	8,603	7,238
Loan, insurance and service fees	689	619	2,811	2,483
Merchant card fee income	825	824	3,471	3,286
Other income	373	444	1,826	1,837
Net gains on sales of real estate mortgage loans held for sale	120	196	786	676
Net securities gains (losses)	0	53	39	89
Gain on redemption of Visa shares	0	0	642	0
Total noninterest income	5,385	5,201	23,328	20,242

NONINTEREST EXPENSE
Salaries and employee benefits	6,369	6,111	25,482	23,817
Net occupancy expense	856	742	3,082	2,734
Equipment costs	597	534	1,941	1,906
Data processing fees and supplies	984	850	3,645	3,096
Credit card interchange	556	561	2,321	2,204
Other expense	3,188	2,571	11,010	9,166
Total noninterest expense	12,550	11,369	47,481	42,923

INCOME BEFORE INCOME TAX EXPENSE	6,510	6,836	28,908	27,577
Income tax expense	2,071	2,012	9,207	8,366

NET INCOME	$ 4,433	$ 4,824	$ 19,701	$ 19,211
BASIC WEIGHTED AVERAGE COMMON SHARES	12,318,204	12,206,210	12,271,927	12,188,594
BASIC EARNINGS PER COMMON SHARE	$ 0.36	$ 0.40	$ 1.61	$ 1.58
DILUTED WEIGHTED AVERAGE COMMON SHARES	12,476,884	12,420,827	12,459,802	12,424,137
DILUTED EARNINGS PER COMMON SHARE	$ 0.35	$ 0.40	$ 1.58	$ 1.55

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
FOURTH QUARTER 2008
(unaudited in thousands)

	December 31,		September 30,		December 31,
	2008		2008		2007
Commercial and industrial loans	$ 1,201,611	65.5%	$ 1,129,960	65.8%	$ 968,336	63.6%
Commercial real estate - multifamily loans	25,428	1.4	23,674	1.4	16,839	1.1
Commercial real estate construction loans	116,970	6.4	96,004	5.6	84,498	5.6
Agri-business and agricultural loans	189,007	10.3	174,462	10.2	170,921	11.2
Residential real estate mortgage loans	117,230	6.4	114,900	6.7	124,107	8.1
Home equity loans	128,219	7.0	124,016	7.2	108,429	7.1
Installment loans and other consumer loans	55,102	3.0	54,504	3.1	50,516	3.3
Subtotal	1,833,567	100.0%	1,717,520	100.0%	1,523,646	100.0%
Less: Allowance for loan losses	(18,860)		(18,124)		(15,801)
Net deferred loan (fees)/costs	(233)		(175)		74
Loans, net	$ 1,814,474		$ 1,699,221		$ 1,507,919